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                                                                      EXHIBIT 99

FOR:  iNTELEFILM CORPORATION
      Crosstown Corporate Center
      6385 Old Shady Oak Rd., Suite 290
      Eden Prairie, MN 55344
      Mark A. Cohn, Chairman
      952.925.8843




                     iNTELEFILM ANNOUNCES PRIVATE PLACEMENT

         MINNEAPOLIS, MINN., October 5, 2001 - iNTELEFILM CORPORATION (OTCBB:
FILM.OB), announced today that it has offered in a private placement a minimum of $1,500,000 and up to a maximum of $2,550,000 of 12% subordinated bridge notes and warrants to purchase the Company's common stock. The bridge notes are subordinated to the Company's senior indebtedness and are secured by certain assets. The notes are due 18 months after issuance and have been offered at a 2% discount. The bridge financing is offered in units consisting of the bridge notes and a number of warrants to purchase the Company's common stock at $1.00 per share equal to one warrant for each $5.00 of principal amount of note issued. The warrants are exercisable for a period of five years.

The purpose of the private offering is to provide working capital to the Company and to reduce indebtedness.

The Company's bridge notes and warrants will not be, and have not been, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.



ABOUT iNTELEFILM

iNTELEFILM CORPORATION (OTCBB: FILM.OB), based in Minneapolis, is a service provider for the television commercial production industry, offering extensive production capability and the exclusive services of established industry talent. Individual companies managed under the iNTELEFILM umbrella include CHELSEA PICTURES, New York, Los Angeles and Sydney, Australia; CURIOUS PICTURES, New York and San Francisco; DCODE, New York; and WebADTV, INC., Minneapolis. iNTELEFILM trades on the Over-the-Counter Bulletin Board under the symbol "FILM." Additional information on the Company can be found in the Company's filings with the Securities and Exchange Commission and on the Company's website: WWW.INTELEFILM.COM.